EXHIBIT 10.7

WORK ORDER #1

Ortholog Identification & Validation in Beans & Cowpeas

Consultant:	Evolutionary Genomics Inc
Work Order Effective Date:	November 1, 2012
Work Order Expiration Date:	August 31, 2014
Master Services Agreement Effective Date:	November 1, 2012
Contract #:	22667

This Work Order is agreed pursuant to and made a part of the Master Services Agreement (the “Agreement”) referenced above, by and between the Bill & Melinda Gates Foundation, a Washington charitable trust (the “Foundation”), and the individual or entity identified as consultant above (“Consultant”), and is effective as of the date stated above (the “Work Order Effective Date”).  Each entity may be referred to individually as a “Party” and together as the “Parties”.  Capitalized terms not otherwise defined in this Work Order will have the same meaning as set forth in the Agreement.

A.

Services.  For purposes of this Work Order and the Agreement, the term “Services” includes the following:

1.

Scope of Services.

Background

Consultant has identified several genes responsible for pest/disease resistance for soybeans. One of these, EG261, could have broad implications for pest and disease resistance in food crops. Consultant will evaluate and provide proof of concept for this technology for the development of pest and disease resistant seeds in the primary crops of the small farmers of Asia and Africa.

Consultant has spent eight years and $5.5 million in the development of the patented Adapted Traits Platform (ATP) method of gene identification. ATP uses the dynamics of evolution to cull thousands of genes down to the handful that are associated with agronomic traits. One of these, EG261, appears, in initial independent lab testing, to confer resistance to multiple pathogens in soybeans including nematodes, fungus, bacteria and other pests. Research by others has shown similar impact in cotton and conifers by orthologs of EG261. Consultant has found putative orthologs of EG261 in beans, cowpeas, groundnuts, and sweet potatoes - all crops of interest to the Foundation. This project will determine the effectiveness of EG261 in beans and cowpeas (“Crop of Interest”) against key biotic constraints. Beans will be the primary focus of the research and the results obtained in beans are likely to be relevant to cowpeas. Wherever possible, direct work in cowpeas will be included.

Workplan

Consultant’s workplan (with deadline dates based on a November 1, 2012 project start) for this project is:

Task 1:   EG261 Ortholog Identification and Confirmation (January 31, 2013):

Consultant will conduct exhaustive in silico bioinformatics-based ortholog searches of EG261 in beans and cowpeas. This will include BLAST searches of candidate gene(s) against sequence databases for beans and cowpeas for both transcriptome and genomic data, as available. Consultant will estimate copy number and assemble ESTs into contigs to give as complete full-length coding sequence as possible for all ortholog(s). The location of putative ortholog(s) on chromosomes will be used to correlate with available pest or disease resistance QTLS in beans and cowpeas.

Consultant will perform lab bench-based wet lab work to confirm that putative orthologs identified are truly orthologous. Consultant will amplify putative orthologs and then sequence them for full-length coding sequence. In some cases, this might be accomplished by direct PCR amplification and direct sequencing. However, in nearly all cases, this will require cloning multiple putative orthologs to assure that Consultant can definitively nail down the true orthologs. This will be done in-house at Consultant’s headquarters.

Task 2:   Identify resistant variety/species and obtain appropriate germplasm (April 30, 2013):

Germplasm from the Bean CAPS project, the Tropical Legumes I Project and other collaborators in the US will be sub-contracted by Consultant to provide a seed set for this panel. Cowpea germplasm will be accessed via the Tropical Legumes 1 project based in the University of California-Riverside. A subset of 200 representative genotypes will be selected and will be the basis of genotyping in

Task 4 and for genetic analysis with the new alleles. The analysis of the EG261 candidate gene will also be extended to related species of Phaseolus and Vigna. The specific germplasm accessions will be selected based on expert advice of Dr. Matthew Blair, a bean geneticist, and will include entries from these related species known to have resistance to various pests and diseases.

Task 3:   Prepare RNA and DNA (May 31, 2013):

Prepare nucleic acids (RNA and DNA) from tissues/germplasm. Isolate high-quality full-length mRNA. Prepare high quality cDNA from RNA samples.

Validation & Implementation

Consultant will validate candidate genes through two different but complementary approaches: a transgenic based approach and an association analysis based approach. Both approaches result in deliverables suitable for prompt implementation to produce resistance-enhanced crops. Results developed maybe implemented through either transgenic methods or through marker assisted breeding as discussed later in this description of the Services. The two approaches begin with shared Task 4, and then diverge into separate pathways.

Task 4:   Genotype Germplasm (July 31, 2013):

Genotype germplasm that includes both resistant and sensitive lines across the spectrum of resistance. A successful outcome for genotyping requires the genotyping of the full association panels available which are generally in the range of 200 to 300 genotypes. Allele haplotype sequences will be assembled and aligned for in silico bioinformatics analysis with the set of SNPs from all genes discovered. Homology analysis will help prioritize among candidates, based on designation of likely biochemical function of encoded proteins, as well as expression patterns of candidate genes when information is available.

In the case of common beans, the concentration will be on diseases, one from each pathogen class (bacteria, fungi, viruses) that are of high priority to breeding projects in Eastern and Southern Africa. In this regard, the Tropical Legumes projects are focusing on CBB, and BCMV-BCMNV and the most important fungal pathogen to include might be ALS or ANT diseases. Phenotyping will be contracted to Michigan State University. Within the East Africa region, the University of Nairobi bean geneticist, Paul Kimani and Isabelle Wagara, a pathologist at Egerton University can conduct phenotyping. For cowpea, the concentration will be on Striga resistance, bacterial blight and aphid or root-knot nematode resistance with contacts at University of California - Riverside, University of

Virginia and in West Africa.

MAB Approach

Task 5:   Phenotyping of wild beans (and some accessions from the cultivated bean panel)

                         (February 28, 2014):

Phenotyping will be contracted to Michigan State University with experience in ANT, CBB and BCMV-BCMNV. Within the East Africa region, the University of Nairobi has a bean geneticist, Paul Kimani, with experience in phenotyping 200-300 genotypes for all three diseases as well as with ALS through the ECABREN network and through Isabelle Wagara at Egerton University.

         Task 6a:  Association analysis, gene validation through association mapping for Common Bean

           (April 30, 2014):

Using haplotype data collected in Task 4, conduct association analysis to demonstrate which EG261 alleles are most effective in conferring pest/pathogen resistance. Association mapping for the EG261 bean ortholog in common bean will be carried out using standard reference germplasm sets with high density markers. A candidate gene approach will be used but a control set of markers is still useful as is a detailed analysis of haplotypes in the reference set. Evaluation of the germplasm using a set of neutral markers and the use of the resulting dissimilarity matrix as a co-variate for association will be conducted.

EG will use the reference set for common bean from the Bean CAPS (USDA-funded) project which has been evaluated with neutral markers and is in the process of population structure analysis. The major pathogens that will be evaluated for phenotyping trials in common bean are: Angular Leaf Spot (ALS), Anthracnose (ANT), Bean Common Mosaic Virus (BCMV), Bean Common Mosaic Necrosis Virus (BCMNV), Common bacterial blight (CBB), Macro phomina root rot, Phythium root rot and Rust.

Task 6b:  Association analysis, gene validation through association mapping for Cowpea

                (April 30, 2014):

A smaller association panel with a minimum of 200 accessions will be used in the study of cultivated cowpea and in wild relatives using the cowpea association panel available from the University of California (Riverside).

Screening cowpeas for Striga resistance/sensitivity could be done with several African programs which have expertise in phenotyping for resistance or with Mike Timko at the University of Virginia. For bacterial blight, there is stem-stab technique proficiency at ISRA. BB Singh and colleagues at Texas A&M will do the aphid or bacterial blight work. Phil Roberts at the University of California will also be contacted about the aphid screening and for root-knot nematode.

Association analysis will validate the role of EG261 in common beans and cowpeas while also identifying pest resistant alleles that confer broad spectrum pest resistance as opposed to single pest resistance. The resulting set of validated alleles is immediately suitable for use in breeding trials using MAB techniques. EG will make full-length sequences, as well as, SNPs suitable for use in MAB publically available.

Transgenic Validation

Task 7a:  Identify transgenic partner (February 28, 2013):

Consultant will identify and contract with a transgenic lab partner. As there are still difficulties with transgenic expression in whole plants, the cheaper, faster strategy will be to use hairy root cultures with disease inoculation.

Task 7b: Amplify alleles (August 31, 2013):

Amplify full-length coding regions of resistant and sensitive alleles. Resulting amplicons will be used in construction of expression vectors tailored for beans. Consultant will build vectors which include tissue-specific and life stage-specific promoter and enhancer modules, optimized for bean transformation. Completed expression vectors will be delivered to the validation lab for use in Tasks 7c and 7d.

Task 7c:  Knockout and knock-in EG261 (August 31, 2014):

Experiments to 'knockout' the EG261 ortholog in resistant varieties of beans will be conducted. In parallel, experiments to 'knock in' resistant alleles into sensitive varieties, in order to achieve gain-of-resistance phenotype will be conducted. Finally, using line(s) in which the native EG261 ortholog has been silenced knock in resistant alleles of EG261 will be conducted to observe gain-of-resistance phenotype. The subcontractor who performs the transformation work will also have the capability to test the transformed plants for pest resistance - it may be necessary to engage a second sub-contractor to assess pest resistance/sensitivity in transformed plants. A short cut to full-plant transformation in common bean is to use hairy root transformation which has been very valuable for testing rootexpressed genes and an alternative could be a partner for this type of transgenic, especially if multiple constructs must be tested. EG has a successful track record for sub-contracting such projects, most notably in soybeans and tomatoes.

Task 7d:  Knock-in soybean EG261 (August 31, 2014):

Knock in soybean EG261 in order to determine if the transformed soybean version of EG2612 shows cross-species effectiveness. If this particular effort is successful, Consultant may be able to shortcut transgenic projects in additional crops of interest to the Foundation by routinely using the soybean EG261 gene as a transformant.

2.

Deliverables and Milestones.

Description	Due Date
Confirmation of orthologs of EG261 in beans and cowpeas	January 31, 2013
Identify and obtain resistants/sensitive germplasm; isolate RNA and DNA from appropriate germplasm	May 31, 2013
Genotype germplasm	July 31, 2013
Phenotype wild beans; phenotype cowpea accessions as needed	February 28, 2014
Gene validation in beans and cowpeas through association analysis	April 30, 2014
Transgenic validation	August 31, 2014

2.1

Status Report.  Consultant will provide the Foundation with a quarterly status report, including a summary of hours worked (by individual or title), a summary of activities/tasks performed, and a list of key upcoming events or decisions.

B.

Compensation (Fees and Expenses).

1.

Payment.  The Foundation will pay Consultant upon receipt of deliverables, on an actual daily basis for Consultant staff and on a flat rate basis for subcontracted staff.  All payments are contingent on Consultant’s satisfactory performance of all obligations under this Work Order and the Agreement.

2.

Total Compensation.  Consultant will bill, and the Foundation will pay, no more than the amounts specified in the table below, unless this Work Order is amended prior to the applicable Services being performed.

Category	Daily Rates	Maximum Amount
Fees	Daily Rates for EG staff Flat rates for subcontracted staff See Consultant’s budget attached as Exhibit A and incorporated by this reference.	$574,557
Expenses	See Consultant’s budget attached as Exhibit A and incorporated by this reference.	$177,443
Total		$752,000

3.

Expense Reimbursement.

3.1

The Foundation will reimburse Consultant at cost for reasonable third-party expenses that are actually incurred by Consultant in performing the Services, provided that such expenses do not exceed the amount stated in Section B.2.  With each invoice, Consultant will provide:  (a) a detailed itemized listing of all expenses incurred under this Work Order; and (b) receipts for any individual expenses that exceed $75.  Consultant may provide either an original or a copy of receipts.  The receipt requirements do not apply to subcontractor fees and expenses.

3.2

The Foundation will only reimburse expenses in accordance with the Consultant Travel and Expense Reimbursement Policy (the “Consultant Travel and Expense Reimbursement Policy”) located at http://www.gatesfoundation.org/Documents/expense.pdf, as may be updated from time to time.  Notwithstanding Section 5 of the Consultant Travel and Expense Policy, Consultant may not use the Foundation Travel Desk to arrange for travel under this Work Order.

3.3

See Exhibit A for a list of allowable expenses for which the Foundation will reimburse Consultant:

3.4

In incurring expenses that will be submitted to the Foundation for reimbursement, Consultant will have discretion and control over selection of providers, and such selection will be made independently of the Foundation, except as otherwise provided in the Consultant Travel and Expense Reimbursement Policy.

4.

Invoicing.

4.1

Consultant will submit invoices to the Foundation for any amounts owing under this Work Order.  Each invoice will:  (a) contain enough detail of Consultant’s Services over the invoice period (including billing period, hours/days worked, rates applied, and Services performed) to enable the Foundation to determine the accuracy of the amount(s) invoiced; and (b) include the contract number for this Work Order (as set forth on Page 1).

Consultant acknowledges and agrees that:

4.1.1 Each Consultant invoice will identify the country or countries in which the Services were performed;

4.1.2 If a country is not specified, the Foundation reserves the right to:  (i) presume the Services were performed in the U.S. and withhold U.S. income tax as described in 4.1.3; or (ii) require Consultant to resubmit the invoice and delay payment until a complete invoice is received;

4.1.3 For any time billed for Services performed within the U.S. by non-U.S. citizens, residents, or entities, each Consultant invoice will detail the specific activities completed by Consultant, and the Foundation may withhold from payments the amount of U.S. income tax required by U.S. federal income tax laws and regulations, unless Consultant provides the Foundation appropriate documentation of an income tax exemption or exception;

4.1.4 For Services performed outside the U.S., the Foundation may withhold taxes as required by the country in which the Services were performed; and

4.1.5 The Foundation will not be liable to Consultant for any withheld amounts.

4.2

Consultant will deliver each invoice to the Foundation within 30 days of the period of Services to which it relates, unless otherwise specified in this Work Order.  Upon completion of the Services, Consultant will identify the “final invoice” for the Services and will not invoice the Foundation any further amounts unless the Parties execute an amendment to the Work Order.  Except for amounts the Foundation withholds in good faith, the Foundation’s payment to Consultant of each properly-submitted and correct invoice will be due 30 days after the Foundation receives that invoice.

4.3

Consultant will maintain complete and accurate records to support all invoiced amounts, including but not limited to those factors that comprise or affect direct and subcontracted labor hours, labor rates, and expenses.  Such records will be made available to the Foundation at the Foundation’s facilities (or at a mutually agreed-upon location) for the Foundation’s examination and audit, upon 30 days’ advance written notice, from the Work Order Effective Date until 18 months after final payment under this Work Order.  Consultant will also provide assistance to interpret such records if requested by the Foundation.

4.4

Consultant will submit all invoices to the following address:

If submitted electronically:

AP@gatesfoundation.org

If submitted via mail:

Bill & Melinda Gates Foundation

Accounts Payable

P.O. Box 450

Webster, NY 14580

C.

Other Provisions

1.

Consent to Terms; Amendments.  Together with the Agreement, this Work Order and any attachments, exhibits, or appendices hereto contain the Parties’ final, exclusive, and complete understanding and agreement, and supersede all prior and contemporaneous proposals, understandings and agreements relating to the subject matter of this Work Order.  The terms contained in Sections A-C of this Work Order will prevail over any conflicting terms contained in any attachments, exhibits, or appendices hereto.  This Work Order may be amended only by a subsequent written agreement by the Parties.

2.

Delivery and Acceptance of Services.  The Foundation will promptly evaluate the Services performed (including any deliverables provided) under this Work Order.  The Foundation will provide Consultant notice of rejection within 30 days of discovering deficient performance or deliverables.  If rejected, Consultant will, at no cost to the Foundation, make commercially reasonable efforts to promptly correct the Services.  If Consultant fails to correct the Services within 30 days after notice of rejection, or such other time as mutually agreed, the Foundation may terminate the Work Order immediately upon written notice and receive a refund of any amounts paid for such Services, except that the Foundation will in any event pay Consultant the compensation specified in Section B for any portion of the Services that the Foundation accepts.

3.

Term.  This Work Order is effective and will expire in accordance with the dates indicated above, unless terminated earlier as provided in the Agreement.

4.

Work Authorization.  Consultant is fully responsible for securing work authorization, as required, for all jurisdictions in which Consultant performs Services.  Consultant’s failure to secure required work authorization may result in the Foundation’s immediate termination of this Work Order and the Agreement, at the discretion of the Foundation.  When requested, Consultant will provide the Foundation with a copy of any required work authorization (e.g., Form I-9 for U.S. work).

5.

Security and Network/Facility Access.  If applicable, Consultant agrees that Consultant’s access, as permitted by the Foundation, to any Foundation facilities, electronic systems, and/or network will comply with all Foundation security, facility, and other applicable policies and procedures including, but not limited to, the Foundation Contingent Workforce Screening Policy located at http://www.gatesfoundation.org/Documents/screening.pdf, as may be updated from time to time.

6.

Subcontractors.  In accordance with Section 4 of the Agreement, the Foundation approves Consultant’s use of subcontractors to perform Services under this Work Order.

The Parties agree to the terms of this Work Order.

Evolutionary Genomics Inc Signature ________________________________ Name ________________________________ Title ________________________________	Bill & Melinda Gates Foundation Signature _________________________________ Name Rob Horsch Title Deputy Director, Science and Technology

WORK ORDER #1

Ortholog Identification & Validation in Beans & Cowpeas

EXHIBIT A

Budget

Note: Only that portion of Consultant’s proposal that is attached is accepted, and is hereby incorporated into this Work Order by reference.